Exhibit 10.35

TERMINATION AND RELEASE AGREEMENT

          THIS TERMINATION AND RELEASE AGREEMENT (this “Agreement”) is entered into as of November 3, 2011, by and among KBS International Holdings Inc. (f/k/a Bay Peak 1 Opportunity Corp.), a Nevada corporation (the “Company”) and Bay Peak, LLC, a California limited liability company (“Consultant”).

BACKGROUND

(A)

The Company and Consultant entered into that certain Consulting Agreement dated as of December 20, 2010 (the “Consulting Agreement”), pursuant to which the Company engaged Consultant to provide consultation services with respect to certain of the Company’s business development activities.

(B)	The Consultant and the Company desire to terminate the Consulting Agreement, to the extent that it remains in effect, immediately.

(C)	The Consultant and the Company have therefore agreed to terminate the Consulting Agreement.

          NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

AGREEMENT

1	TERMINATION AND RELEASE

1.1 Termination of the Consulting Agreement. Each party hereto, on behalf of itself and its affiliates and its and their respective predecessors, successors, parents, subsidiaries, agents, attorneys, officers, employees, directors, members, managers, partners, shareholders, representatives and assigns (collectively, the “Releasing Parties”, each a “Releasing Party”), severally agrees (notwithstanding and irrespective of any agreement, document, matter, or thing (including, but not limited to, any terms of the Consulting Agreement)) that the Consulting Agreement is hereby terminated in its entirety and that the Consulting Agreement has no force and/or effect (past, present and/or future) whatsoever.

1.2 Release of Obligations. No party hereto shall have any right, obligation, and/or liability (past, present or future) whatsoever arising under or in connection with the Consulting Agreement. Each Releasing Party agrees that each other party to the Consulting Agreement, including its affiliates and its and their respective predecessors, successors, parents, subsidiaries, agents, attorneys, officers, employees, directors, members, managers, partners, shareholders, representatives and assigns (collectively, the “Released Parties”, each a “Released Party”), is irrevocably and unconditionally fully released and discharged from any and all liabilities, obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, costs, expenses, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands and/or losses whatsoever, whether known or unknown, asserted or unasserted, liquidated or unliquidated, absolute or contingent, accrued or non-accrued, actual and/or prospective (collectively, “Claims”, each a “Claim”), which any Releasing Party may in the past, future or present have or claim to have or assert against any Released Party, relating to, arising under or in connection with the Consulting Agreement. Each Releasing Party represents and warrants to each Released Party that it has not assigned or transferred or purported to assign or transfer to any person or entity all or any portion of any Claim released by the Releasing Parties herein.

2	REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. The Company represents and warrants that:

(a) it is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation;

(b) all necessary corporate action has been taken to authorize the Company to execute and deliver this Agreement and perform the transactions contemplated hereby;

          (c) neither the execution and delivery of this Agreement, nor the performance of any of the transactions contemplated by this Agreement, do or will conflict with any law, regulation or judicial or official order, conflict with its constitutional documents, or conflict with any document which is binding on any of its assets; and

          (d) this Agreement constitutes, or when entered into will constitute, legal, valid and binding obligations of the Company, enforceable (subject to principles of equity and laws relating to bankruptcy, insolvency or liquidation or any other laws generally affecting the enforcement of creditors’ rights) in accordance with its terms.

2.2 Representations and Warranties of the Consultant. The Consultant represents and warrants to the Company that this Agreement constitutes, or when entered into will constitute, legal, valid and binding obligations, enforceable (subject to principles of equity and laws relating to bankruptcy, insolvency or liquidation or any other laws generally affecting the enforcement of creditors’ rights) in accordance with its terms.

3	GOVERNING LAW

This Agreement and all the rights and duties of the Parties arising from or relating to the subject matter of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

4	SUPPLEMENTAL

4.1 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.2 Further Assurances. In respect of the matters set forth in Section 1 of this Agreement, each of the parties hereto shall do and execute or procure to be done and executed all necessary acts, deeds, documents and/or things as may be reasonably requested of it by any other party hereto by written notice to give effect to Section 1 hereof.

4.3 Amendment and Waiver. No provision of this Agreement may be waived or amended except in a written instrument signed by all of the parties.

4.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

4.5 Assignment. No party may, without the prior written consent of each other party, assign any of its rights or transfer any of its obligations under this Agreement.

4.6 Entire Agreement. This Agreement sets forth the final agreement among the parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, and negotiations, both written and oral, among the parties regarding the subject matter hereof.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

KBS INTERNATIONAL HOLDINGS INC.

By: /s/ Stanley Wong
       Name: Stanley Wong
       Title: Director

CONSULTANT:

BAY PEAK, LLC

By: /s/ Cory Roberts
       Name: Cory Roberts
       Title: Managing Member

Signature Page to the Termination and Release Agreement